EXHIBIT 10.1

June 30, 2023

Unrivaled Brands, Inc.

3242 S. Halladay St., Suite 202

Santa Ana, CA 92705

Re:	Amended and Restated Engagement Letter

Dear Unrivaled Brands, Inc.,

Thank you for choosing Adnant, LLC (“Adnant”) to provide executive level consulting and related Services for Unrivaled Brands, Inc. (“Unrivaled” together with certain of its affiliates, collectively, the “Company”, the “Client”, or “you”). We look forward to being part of your business journey and are pleased to have the opportunity to continue working with your team. This Amended and Restated Engagement Letter describes the scope of our proposed engagement, our fees, and other terms and conditions of our services (collectively, the “Engagement”).

I.	Scope of Engagement & Proposed Services

Services:

You are engaging Adnant to provide executive level consulting and related business support and services related to the Company’s present and future challenges and opportunities. Specifically, Sabas Carrillo, will continue as Chief Executive Officer (“CEO”) to the Company and will provide a team of restructuring focused executives that may include, but not be limited to, Chief Financial Officer (“CFO”), Chief Legal Officer (“CLO”), CEO support, finance and accounting professionals, and/or human resource consulting. Adnant will work closely with you and your internal teams, existing management, existing consultants and advisors, lenders, attorneys, and other relevant parties in connection with the implementation of the strategies most appropriate to achieve your objectives and as directed and authorized by the Company’s Board of Directors (the “Board”). Adnant will provide services (the “Services”) including, but not limited to:

•	Make available to the Company for 40 hours per week, Sabas Carrillo as the Company’s CEO;

•	Make available additional restructuring professionals for up to 40 hours per week each at the direction of the CEO, including, but not limited to professionals to enact the duties of a CFO, CLO, finance and accounting professionals, human resources, and other administrative staff as needed;

•	Prepare financial information for distribution to creditors and others, including, but not limited to, cash flow projections and budgets, cash receipts and disbursements analysis of various asset and liability accounts, and analysis of proposed transactions;

•	Prepare filings and disclosures as required by the Securities Exchange Act of 1934, as amended, including without limitation the Annual Report on Form 10-K and the Quarterly Report on Form 10-Q, as well as sign financial statements and filings as required;

•	Provide oversight and assistance with employee management, including, but not limited to, communicating with existing employee base in order to provide additional guidance,

structure and morale, and working to identify and recruit long-term senior management positions as requested by the Board;

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•	Communicate with lenders directly regarding financial performance, strategy, and/or other topics relevant to the scope of this assignment;

•	Evaluate and make recommendations in connection with strategic alternatives as needed to maximize the value of the Company;

•	Evaluate and make recommendations in connection with financing, cost reduction, and business development opportunities needed to maximize the value of the Company;

•	Evaluate the cash flow generation capabilities of the Company for valuation and liquidity maximization opportunities; and

•	Provide oversight and assistance in connection with communications and negotiations with constituents including landlords, trade vendors, investors, and other critical constituents to the successful execution of the Company’s near-term and long-term business plan objectives and goals.

The above listed services are non-exhaustive and Adnant shall provide such other services as may be agreed by Adnant and the Company based on discussions throughout the Engagement process and as additional information becomes available. Adnant recognizes that, in order to engage Adnant’s restructuring services, the Company may terminate employment relationships with certain members of its executive team. Adnant has sufficient expertise and training to ensure that company functions are fulfilled during the Term of this engagement.

Performance Objectives:

The Services are meant to achieve reasonable restructuring, corporate, and/or financial metrics and outcomes, for a similarly situated distressed corporate entity, as identified by Adnant and agreed to by the Company and acknowledged by the Board (the “Performance Objectives”). Performance Objectives shall include, but not be specific to, any one or combination of the following metrics:

1.	Achieve or make progress in achieving a market capitalization equal to or greater than $20,000,000.
2.	The continued negotiation, settlement, or other satisfactory disposition of litigation for which the Company has significant liability or exposure.
3.	On a quarterly basis, increase revenue by 10% or more while maintaining gross margin of 47% or higher.
4.	Settlement of the Costa Mesa license and opening the licensed retail store.
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The purchase or other acquisition of an asset or assets that contribute to the achievement of the strategic goals of the Company with an aggregate value of $10,000,000 or more, up to one year after the end of this agreement.

6.	Achieve positive net income for each quarter end through the term of the Engagement
7.	Achieve or make progress in achieving positive EBITDA for each quarter end of the Engagement
8.	Achieve or make progress in achieving positive cash from operations for each quarter end through the term of the Engagement
9.	Perform a search and nominate executive management (including the full time employment of the current management team) that is approved by the Board of Directors at the term of the engagement.

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II.	Term and Termination

Term:

This Engagement shall be considered effective as of April 1, 2023 and remain in effect until September 30, 2023 (the “Term”).

Termination:

Because of the extent of the roles and responsibilities of a CEO and executive restructuring team, and to facilitate a well-coordinated transition for the continuity of tasks, projects, and Services following termination of this Engagement, either Client or Adnant can terminate this agreement at any time, upon thirty (30) days prior written notice. Once the agreement is terminated, our obligations to you cease and any unpaid and accrued fees become immediately payable. We will issue a final billing invoice based on unbilled fees and expenses through the date of termination.

Client acknowledges and agrees that all original work product created by Adnant, including the electronic files and intellectual property associated therewith, belongs to Adnant. Upon termination, Adnant shall remain in possession of all work product resulting from performance of the Services or related to this Engagement and reserves the right to its future use. Electronic and/or hard copies will be made available to Client.

III.	Compensation

Adnant Service Fee:

Amounts billed for Services provided are based on years of experience, specialization, degree of responsibility, and level of professional attainment of members of the team assigned to your project. We assign and delegate responsibilities based upon the degree of experience and expertise required to provide effective and efficient Services.

Adnant’s fees for Services will be billed as follows: a flat fee of $1,200,000 representing $200,000 per month during the Term (the “Adnant Service Fee”) due and owing upon execution of this Amended and Restated Engagement Letter and payable in cash or in equity of the Company at the discretion of Adnant. Should cash not be available to pay all or part of the Adnant Service Fee, then Adnant shall accrue the Adnant Service Fee until such time that it elects to convert the Adnant Service Fee to equity of the Company or when the Company is able to pay all or part of the Adnant Service Fee in cash. Upon Adnant’s election to receive the Adnant Service Fee in equity of the Company, the equity issuable shall be based on the five- day trading volume-weighted average price (“VWAP”) as determined on the date of this Amended and Restated Engagement Letter.

Performance Bonus Award:

We believe that we can achieve some or all of the Performance Objectives of the Company and provide tangible value to you. In addition to the Adnant Service Fee described above, Adnant shall be awarded a performance bonus of $2,500,000 (the “Performance Bonus Award”) vesting quarterly over a period of 12 months commencing on the effective date of the Amended and Restated Engagement Letter unless and until the Board elects, at its sole discretion, that Adnant has not achieved or made reasonable  progress towards achieving some or all of the Performance Objectives. To the extent not paid in cash when due, Adnant shall accrue the Performance Bonus Award until such time that it elects to convert the Performance Bonus Award to equity of the Company or when the Company is able to pay all or part of the Performance Bonus Award in cash. Upon Adnant’s election to receive the Performance Bonus Award in equity of the Company, the equity issuable shall be based on the five-day trading volume-weighted average price (“VWAP”) as determined on the date of this Amended and Restated Engagement Letter.

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In the event of a transaction involving a Change of Control (as defined below) or the occurrence of a Significant Event (as defined below) the Performance Bonus Award shall immediately vest and become due and payable.

Transaction Bonus:

In the event of a transaction involving a Change of Control (as defined below), in a transaction approved by the Company's Board, which total transaction value (“Total Transaction Value”) is, in the aggregate, equal to or greater than $40,000,000, then Adnant shall earn a Transaction Bonus at the closing of such transaction in an amount equal to $1,250,000 (the “Transaction Bonus”). The Transaction Bonus may be paid in whole or in part in cash or in equity of the Company. The form of which the Transaction Bonus is paid shall be at the discretion of Adnant. Upon Adnant’s election to receive the Transaction Bonus Award in equity of the Company, the Transaction Bonus Award equity issuable shall be based on the five- day trading VWAP as determined on the date of this Amended and Restated Engagement Letter..

Adnant shall also be paid said Transaction Bonus if the Company enters into a transaction approved by the Board which is not a Change of Control Transaction, but which, nonetheless, involves a significant change in the ownership of the Company or the composition of the Board of the Company, or which results in receipt of a premium for the Company's stockholders (a "Significant Event").

If the Company shall within 18 months immediately following the termination of this Agreement consummate a Transaction involving a Change of Control, the Company shall pay to Adnant a Transaction Bonus with respect to such transaction calculated in accordance with this Agreement.

“Change of Control” means (i) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets, (ii) the acquisition by any person or group of persons in any transaction or series of related transactions of direct or indirect beneficial ownership (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), other than the current stockholders of the Company, of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company, or (iii) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold not less than fifty percent (50%) of the voting power of the capital stock of the Company or the surviving or acquiring entity immediately following such merger or consolidation); provided, however, that a transaction shall not constitute a Change of Control if the Change of Control is the result of an equity or debt financing, or if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction.

Thank You

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If we can answer any questions regarding this Engagement Letter or describe any of our other services, please do not hesitate to contact us. If the foregoing is consistent with your intentions and understanding, please sign this letter in the space provided.

We look forward to working with you!

Sincerely,

/s/ Michael Nava

Michael Nava

Acknowledged and Agreed:

UNRIVALED BRANDS, INC.

By: /s/ Chris Rivera

Name: Chris Rivera

Title: Interim CFO

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ENGAGEMENT LETTER TERMS AND CONDITIONS

I.	Payment

Invoices

Invoices for fees and expenses will be issued bi-weekly as work progresses and are payable upon presentation. When providing payment, please reference your invoice number on such payment so that any amounts paid can be applied to the appropriate balance. Any amounts not paid when due shall bear interest from the due date at the rate of 1.5% per month or the highest rate of interest permitted by law, whichever is lower. We reserve the right to recover any reasonable out-of-pocket expenses incurred in collecting payments due, including, without limitation, any bank charges for returned checks and attorneys’ fees. In the event any late payment is not cured within ten (10) days from the date of notice thereof, we may decline to provide further Services until all amounts due and late fees are paid in full. If we elect to terminate our Services for nonpayment, our Engagement will be deemed to have been completed upon written notification of termination, even if we have not completed the agreed-upon projects. You will be obligated to compensate us for all time expended and to reimburse us for all out-of-pocket expenditures through the date of termination. You agree that we are not responsible for the impact of any delays resulting from non- payment.

Payment Instructions for Initial Payment and/or Invoices

We accept payment via check, ACH, or wire transfer to the following account:

Bank Name:
Bank Address:
Account Name:
Account Number:
Routing Number:

If you pay by credit card, you will be charged a 2.9% fee, plus a $0.30 per processed card charge that will appear on next month's invoice. If you pay by ePayment, you will be charged a fee of $2.00 per transaction.

II.	Responsibilities and Representations

While Adnant will consult with and advise on matters related to the Engagement, you are ultimately responsible for management decisions and functions and for overseeing any bookkeeping, financial reporting, or other services provided. Our Engagement cannot be relied upon to disclose errors, fraud, or illegal acts that may exist. However, we will inform you of any material errors and any evidence or information that comes to our attention during the performance of our work that fraud may have occurred. We have no responsibility to identify and communicate significant deficiencies or material weaknesses in your internal controls as part of this Engagement.

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You represent that all information provided to Adnant is accurate and complete to the best of your knowledge and agree to provide us with all of the materials, documents, and other additional information as we may reasonably request.

III.	Confidentiality

Adnant treats all client relationships as confidential and will not disclose any financial or business information to outside parties without your written permission except as required by law or regulation. Permission may be granted by identifying the parties (e.g., financial advisor, attorney, banker, etc.) in writing to whom disclosure is permitted or by other written correspondence.

IV.	Miscellaneous

Amendments

Should the scope of the Engagement change or differ materially from our initial understanding, we will prepare a change order letter outlining the necessary changes and the modification of fees or we will issue a separate engagement letter describing the services to be provided. This Engagement Letter may only be supplemented, abandoned, discharged, amended, renewed, or extended by a written instrument executed by each of the parties hereto.

Assignment

Neither party may assign their rights, duties, or obligations under this agreement, in whole or in part, without the prior written consent of the other.

Governing Law

This agreement shall be governed by the laws of the State of California and venue for any action hereunder shall be in Los Angeles County, California. Should either party commence any action, suit or proceeding to enforce this agreement or any term or provision hereof, then in addition to any other damages or awards that may be granted to the prevailing party, the prevailing party shall be entitled to have and recover from the other party such prevailing party’s reasonable attorneys’ fees and costs incurred in connection therewith.

Indemnity

Client and the entities affiliated with the Client agree to indemnify and hold harmless Adnant and its employees (collectively, the “Indemnitees”) against and from any and all losses, claims, damages or liabilities, joint or several, which Indemnitees or any of them may become subject except for such losses, claims, damages, or liabilities arising out of Adnant’s gross negligence or willful misconduct, and to reimburse Indemnitees or any of them for any legal or other expenses (including the cost of any investigation and preparation) incurred by Indemnitees or any of them, arising out of or in connection with any inquiry, litigation or other proceeding, whether or not resulting in any liability, insofar as such losses, claims, damages, liabilities or expenses arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in any information furnished by Client to Indemnitees or the omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading.

Promptly after receipt by any Indemnitee of notice of the commencement of any legal action against any such Indemnitee or other party in respect of which indemnity or reimbursement may be sought against Client under this agreement, such Indemnitee will notify Client in writing of the commencement thereof, and, subject to the provisions hereinafter stated, Client shall assume the defense of such action (including the employment of counsel, who shall be counsel satisfactory to Indemnitees and  the payment of expenses in connection therewith). Indemnitees shall have the right to employ separate counsel in any such action and to participate in the defense thereof, with the fees and expenses of such counsel at Client’s expense. Except in the case of persons named as Corporate officers of the Company, for whom reasonable and appropriate D&O insurance shall be secured, the parties agree that Adnant owes no fiduciary duty to Client under this agreement or otherwise.

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